EXHIBIT 11

            INTELECT COMMUNICATIONS SYSTEMS LIMITED AND SUBSIDIARIES

                        CALCULATION OF EARNINGS PER SHARE

                                   (Unaudited)


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                                                                       Three months ended                  Six months ended
                                                                            June 30                            June 30
                                                              ---------------------------------- ----------------------------------
                                                                   1996              1995             1996              1995
                                                              ----------------  ---------------- ----------------  ----------------
Primary and Fully Diluted Loss Per Share

Shares in issue beginning of period                                11,385,117        10,916,475       11,385,117        10,916,475
Shares issued (weighted average)                                      799,876            45,709          799,876            45,709
                                                              ----------------  ---------------- ----------------  ----------------
       Weighted average shares in issue end of period              12,184,993        10,962,184       12,184,993        10,962,184

Dilutive Common  Stock  Equivalents  (weighted  average)
       Savage  Arms  Series C convertible redeemable
       preferred stock                                                      -           160,991                -           160,991
       Other stock options using treasury stock method              1,131,592           291,941          977,226           278,715
                                                              ---------------- ----------------  ----------------  ----------------
Total weighted average common shares and
           common stock equivalents                                13,316,585        11,415,116       13,162,219        11,401,890
                                                              ================  ================ ================  ================


Net income (loss) for period (thousand of U.S. Dollars)       $        (4,865)  $           199  $        (6,860)  $           501
                                                              ================  ================ ================  ================


Earnings (loss) per  share                                    $         (0.36)  $        $ 0.02  $         (0.52)  $          0.04
                                                              ================  ================ ================  ================


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